UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2015

SOLAR3D, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36868	01-0592299
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

1010 Winding Creek Road, Suite 100
Roseville, CA	95678
(Address of Principal Executive Offices)	(Zip Code)

(805) 690-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

Item 2.01                       Completion of Acquisition or Disposition of Assets

On November 30, 2015, Solar3D, Inc. (the “Company”) entered into a second amendment (the “Amendment”) to the Agreement and Plan of Merger with Plan B Enterprises, Inc., a California corporation and d/b/a Universal Racking Solutions and as Elite Solar (“Plan B”), Kirk R. Short (“Short”) and Elite Solar Acquisition Sub., Inc., a wholly owned subsidiary of the Company (the “Surviving Corporation”) in connection with the acquisition of Plan B (the “Acquisition”), which acquisition was previously disclosed in the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on August 12, 2015.  Plan B is engaged in the business of designing and installing photovoltaic systems for residential, commercial, agricultural and municipal customers.

Pursuant to the terms of the Amendment, the consideration for the Acquisition was amended to change the consideration to be delivered at the Closing (defined below) from shares of common stock of the Company (“Common Stock”) to shares of Series B Preferred Stock of the Company and to provide for an aggregate consideration of $7,000,000 in lieu of $7,150,000.

The closing of the Acquisition was completed on December 1, 2015 (the “Closing”).

At the Closing, the Company paid cash consideration of $2,500,000 and issued 1,506,024 shares of its newly designated Series B Preferred Stock valued by reference to the average closing price of the Company’s common stock for the five trading days prior to the Closing, for a total consideration of $7,000,000.

At the Closing, the Surviving Corporation entered into employment agreements with Short, Dan Murray, Daniel Ritzert and Michelle Olson, former employees of Plan B. In addition, effective as of the Closing, the following individuals were appointed to the Board of Directors of the Surviving Corporation: James B. Nelson, Short and Tracy M. Welch.

In connection with the Amendment, the board of directors of the Company (the “Board of Directors”) approved a Certificate of Designation with respect to the authorization and issuance of up to 1,700,000 Series B Preferred Stock of the Company (the “Certificate of Designation”). The Certificate of Designation was filed with the Secretary of State of the State of Delaware on November 25, 2015 and sets forth the rights, preferences, privileges and restrictions of the Series B Preferred Stock.

Pursuant to the Certificate of Designation and subject to the rights of any other series of preferred stock to be established by the Board of Director, holders of Series B Preferred Stock (the “Holders”) will have liquidation preference over the holders of the Company’s Common Stock in any distribution upon winding up, dissolution, or liquidation. Holders will also be entitled to receive dividends, if, when and as declared by the Board of Director, which dividends shall be payable in preference and priority to any payment of any dividend to holders of Common Stock. Holders will be entitled to convert each share of Series B Preferred Stock into one (1) share of Common Stock, and will also entitled to vote together with the holders Common Stock on all matters submitted to shareholders at a rate of one (1) vote for each share of Series B Preferred Stock. In addition, so long as at least 100,000 shares of Series B Preferred Stock are outstanding, the Company may not, without the consent of the Holders of at least a majority of the shares of Series B Preferred Stock then outstanding: (i) amend, alter or repeal any provision of the Certificate of Incorporation or bylaws of the Company or the Certificate of Designation so as to adversely affect any of the rights, preferences, privileges, limitations or restrictions provided for the benefit of the Holders or (ii) issue or sell, or obligate itself to issue or sell, any additional shares of Series B Preferred Stock, or any securities that are convertible into or exchangeable for shares of Series B Preferred Stock.

On December 1, 2015, the Company issued a press release with respect to the Closing of the Acquisition, a copy of which is attached hereto as Exhibit 99.1.

Item 3.02                       Unregistered Sales of Equity Securities

The information set forth in Items 1.01 of this current report on Form 8-K is incorporated herein by reference.

Item 5.03                       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The information set forth in Items 1.01of this current report on Form 8-K is incorporated herein by reference.

Item 9.01                       Financial Statements and Exhibits

(d) Exhibits

2.1           Amendment No. 2 to Agreement and Plan of Merger dated November 30, 2015 by and among the Company, Plan B Enterprises, Kirk R. Short and Elite Solar Acquisition Sub., Inc.

3.1           Certificate of Designation of Series B Preferred Stock of the Company filed with the Secretary of State of Delaware on November 25, 2015.

99.1         Press Release issued December 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOLAR3D, INC.

Date: December 2, 2015	By:	/s/ James B. Nelson
Name: James B. Nelson
Title: Chief Executive Officer